Exhibit 10.26

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made as of this 31st day of October, 2006 by and between 492 OCP LLC, a Massachusetts limited liability company (“Landlord”) and Lionbridge Technologies, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. International Communications, Inc., a Massachusetts corporation as predecessor in interest to the Lease (as hereinafter defined) to Lionbridge, entered into a certain Lease dated February 16, 1996 (the “Original Lease”), with Framingham Corporate Center Limited Partnership, a Massachusetts limited partnership, of approximately 27,907 rentable square feet located on the fifth floor of that certain office building known as Framingham Corporate Center, 492 Old Connecticut Path, Framingham, Massachusetts (the “Building”), as more particularly set forth in the Original Lease.

B. The Original Lease has been amended by (i) a First Amendment to Lease dated April 29, 1997, whereby Landlord agreed to lease to Tenant an additional 3,797 rentable square feet located on the third floor of the Building and (ii) a Second Amendment to Lease dated February 28, 2002 (the “Second Amendment”), pursuant to which Tenant relinquished the Premises on the third floor of the Building, such that the Premises again consisted of 27,907 rentable square feet on the fifth floor of the Building (as so amended, the “Lease”).

C. Landlord and Tenant desire to further amend the Lease to, among other things, reflect Tenant’s relinquishment of certain space located on the fifth floor of the Building and to extend the term of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereunder contained and intending to be legally bound, the parties agree as follows:

1. Defined Terms. Terms not otherwise defined in this Amendment shall have the same meanings as set forth in the Lease.

2. Extension of Term. Landlord and Tenant hereby agree to further extend the term of the Lease for a period of five (5) years and seven (7) months (the “Second Extension Term”). The Second Extension Term shall commence on August 1, 2006 (the “Second Extension Term Commencement Date”) and shall expire on February 28, 2012. The Extension Term provided in the Second Amendment shall expire on July 31, 2006 notwithstanding anything in the Second Amendment to the contrary. The Second Extension Term shall be on all the same terms and conditions of the Lease, except: (i) Landlord shall not contribute, or have any obligation to pay, any allowance, including, without limitation, any construction or improvements allowance, or to perform any alterations or improvements to the Premises with respect to the Second Extension Term except as otherwise provided herein; (ii) there shall be no rent abatement prior to or during the Second Extension Term; and (iii) as otherwise set forth herein. As of the Second Extension Term Commencement Date, except as otherwise set forth herein to the contrary, the words “Term or term” as such words appear in the Lease as amended hereby, shall include the Extension Term.

3. Reduction of the Premises. Effective as of the Surrender Date (hereinafter defined in Section 15 below), that portion of the Premises consisting of 8,417 rentable square feet of the Premises labeled on the plan attached hereto as Exhibit A and referred to herein as the “Relinquished Premises” shall be deleted from the Premises, and Tenant’s lease of the Relinquished Premises shall terminate. As of the Surrender Date, the Premises shall consist of approximately 19,490 rentable square feet on the fifth floor of the Building (the “Remaining Premises”) as shown on said Exhibit A and, except as otherwise set forth herein to the contrary, the term “Premises” as such term appears in the Lease as amended hereby, shall refer to the Remaining Premises. Tenant shall lease the Remaining Premises on all the same terms and conditions of the Lease except as otherwise set forth herein. Landlord and Tenant each agree to execute a supplemental agreement confirming the Surrender Date upon request of the other party.

4. Base Rent for the Extension Term. Commencing on the Second Extension Term Commencement Date, the fixed minimum annual base rent for the Premises shall be reduced to $24.50 per rentable square foot per annum, payable monthly in advance in installments of $56,976.79 each. Commencing on the Surrender Date, the fixed minimum annual base rent for the Remaining Premises shall be as follows:

Effective Date	Fixed Minimum Annual Base Rent	Monthly Fixed Rent	Per rentable square foot (rsf)
Surrender Date	$477,505.00	$39,792.08	$24.50
August 1, 2007	$496,995.00	$41,416.25	$25.50
August 1, 2008	$516,485.00	$43,040.42	$26.50
August 1, 2009	$535,975.00	$44,664.58	$27.50
August 1, 2010	$555,465.00	$46,288.75	$28.50

If the Surrender Date has not occurred on or before August 1, 2007, rent for the Premises shall be increased at the rate per rentable square foot set forth above.

5. Pro-Rata Share. Effective as of the Surrender Date, the Pro-Rata Share shall be reduced to 12.22%.

6. Base Operating Costs for the Second Extension Term. Effective as of the Second Extension Term Commencement Date, Section 1.01 of the Lease is hereby amended by deleting the definition of “Base Operating Costs” and substituting the following definitions in its place:

“Base Operating Expenses: $1,213,967.00.

“Base Real Estate Taxes: $667,726.00.”

7. Operating Expenses and Real Estate Taxes. Effective as of the Second Extension Term Commencement Date, Section 3.02 of the Lease (Operating Expense Adjustments) is hereby amended by deleting the first four (4) paragraphs of the Section (the last paragraph so deleted starts with “If the Direct Expenses paid …” and ends with “being leased by Tenant”) and substituting the following paragraphs in their place:

“For purposes of this Lease ‘Direct Expenses’ are defined as the aggregate of Operating Expenses (hereinafter defined) and Real Estate Taxes (hereinafter defined).

“‘Operating Expenses’ shall mean all direct costs of operation and maintenance of the Office Building, including but not limited to electricity, water, sewer, steam and other utility charges; all insurance premiums; costs for janitorial services; costs of labor for on-site personnel; air conditioning, heating and elevator operation and maintenance costs; supplies, materials, equipment and tools; repair and maintenance costs; security costs; costs to clean and maintain the cafeteria and fitness center; upkeep of all parking and common areas; and a reasonable management fee to cover Landlord’s administrative and overhead costs. Operating Expenses shall not include depreciation on the Office Building or on equipment used therein, loan payments, executive salaries or real estate broker’s commissions. ‘Real Estate Taxes’ shall mean all real property taxes or betterments imposed, assessed or levied upon the Office Building, including without limitation, the land on which the Office Building is located or any substitute therefor.

“Tenant shall pay, as Additional Rent hereunder, (a) Tenant’s Pro-Rata share of the increase, if any, in the Real Estate Taxes imposed, assessed or levied upon the Office Building in excess of Base Real Estate Taxes, plus (b) Tenant’s Pro-Rata Share of the increase, if any, in the actual Operating Expenses over the Base Operating Expenses.

The remainder of said Section 3.02 shall remain in force and effect, except that the second sentence of the next paragraph, “However, no Additional Rent shall be charged to Tenant pursuant to this Section 3.02 until the beginning of the thirteenth month of the Lease Term,” is hereby deleted.

8. Estimated Cost of Electricity. The Estimated Cost of Electricity for the Second Extension Term shall be $1.25 per rentable square foot per annum. Such amount shall be paid as provided in the first paragraph of Article Seven of the Lease, and is subject to modification as provided in the last sentence of said paragraph and as provided in Section 9 below.

9. Excess Electricity Use. Article Seven of the Lease is hereby further amended by deleting the last paragraph in its entirety, and substituting the following paragraph:

“If Landlord reasonably determines, from time to time, that the cost to Landlord of electricity allocable to Tenant’s use, demand and/or consumption of electricity exceeds the Estimated Cost of Electricity (any such use, demand or consumption of electricity by Tenant being hereinafter referred to as ‘Excess Electricity Use’), Landlord may, at its option, give written notice thereof to Tenant (any such notice being hereinafter referred to as an ‘Excess Electricity Notice’) which notice shall specify the amount by which Landlord estimates that Landlord’s cost of such Excess Electricity Use exceeds the Estimated Cost of Electricity (any such excess cost being hereinafter referred to as an ‘Excess Electricity Use Charge’), and if such Excess Electrification Use Charge is based upon increased cost of electricity, the Excess Electricity Notice shall be accompanied by invoices or other reasonable evidence of such increased cost. The Excess Electricity Use Charge specified in such Excess Electricity Notice shall be due and payable as additional rent. Any Excess Electricity Use Charge allocable to a period prior to the date of giving an Excess Electricity Notice shall, at the option of Landlord, be payable as additional rent within thirty (30) days after written demand is made therefor by Landlord. Excess Electricity Use Charges allocable to any period after the date of giving an Excess Electricity Notice shall be due and payable as additional rent monthly in advance in equal monthly installments for the balance of the Term of this Lease on the first day of each calendar month during the Term of this Lease with the first such installment being due and payable on the first day of the first full calendar month following the date of giving any such Excess Electricity Notice.”

10. Parking for the Remaining Premises. Commencing on the Surrender Date, Tenant shall be entitled to the non-exclusive right to use up to 68 parking spaces at the Building’s surface parking facilities at no cost to Tenant. All parking is available on a first come-first serve basis.

11. Landlord’s Notice Address. Tenant acknowledges that Landlord’s address for notices given under the Lease is currently: c/o Maric, Inc., 197 First Avenue, Suite 300, Needham, MA 02494-2874.

12. Right of First Offer. Tenant acknowledges that the Right of Offer set forth in Section 10 of the Second Amendment was a one-time right, and was previously satisfied by Landlord, and is of no force or effect.

13. Renewal Option. In addition to the extension of the term provided in this Amendment, Tenant shall have one five (5) year option to extend the term of the Lease for the Remaining Premises as hereinafter set forth. Tenant acknowledges that Article Twenty-Two of the Original Lease was deleted by the Second Amendment, and that Tenant has no further right to extend the term of the Lease except as provided in this Section.

Tenant shall have the right and option, which said option and right shall not be severed from this Lease or separately assigned, mortgaged or transferred, to extend the term for one (1) additional period of five (5) years (hereinafter referred to as the “Extension Period”), provided that (a) Tenant shall give Landlord notice of Tenant’s exercise of such option at least twelve (12) full calendar months prior to the expiration of the term as extended by this Amendment and (b) no default shall exist at the time of giving each applicable notice and the commencement of the Extension Period and (c) the original Tenant named in this Amendment, or its successor by acquisition or merger, is occupying the Premises both at the time of giving the each applicable notice and at the time of commencement of such Extension Period. Except for the amount of fixed annual base rent (which is to be determined as hereinafter provided), all the terms, covenants, conditions, provisions and agreements in the Lease contained shall be applicable to the additional period through which the term of the Lease shall be extended as aforesaid, except that there shall be no further options to extend the term nor shall Landlord be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature unless hereafter expressly agreed to by the parties in writing. If Tenant shall give notice of its exercise of each such option to extend in the manner and within the time period provided aforesaid, the term of this Lease shall be extended upon the giving of each such notice without the requirement of any further attention on the part of either Landlord or Tenant

If Tenant shall fail to give timely notice of the exercise of any such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions.

The fixed annual base rent payable for the Extension Period shall be the greater of (a) the fixed annual base rent for the last year of the term as provided in this Amendment, or (b) the Fair Market Rental Value (as said term is hereinafter defined) as of commencement of the Extension Period. “Fair Market Rental Value” shall be computed in each instance as of the beginning of the Extension Period at the then current annual rental charges, including provisions for subsequent increases and other adjustments, then currently being negotiated or executed in comparable space located in the Building. If no new leases are then currently being negotiated or executed in the Building, Fair Market Rental Value shall be determined by reference to new leases then currently being negotiated or executed for comparable space located in comparable buildings in the Framingham/Natick office market. In determining Fair Market Rental Value, the following factors, among others, shall be taken into account and given effect: size of the premises, location of the premises, location of the building and lease term and other relevant factors, including improvement allowances and free rent periods. When the Fair Market Rental Value has been determined, each party shall at the request of the other, execute a certificate confirming the Fair Market Rental Value as it is determined in accordance with the provisions of this Section.

Landlord shall initially designate the Fair Market Rental Value. If Tenant disagrees with Landlord’s designation of the Fair Market Rental Value, Tenant shall have the right, by written notice given to Landlord within thirty (30) days after Tenant has been notified of Landlord’s designation, to submit such Fair Market Rental Value to arbitration as follows: Fair Market Rental Value shall be determined by impartial arbitrators, one to be chosen by Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as provided below, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, if such two arbitrators shall not have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the then president of the Boston Bar Association and request him to select an impartial third arbitrator, who shall be an office building owner or a broker or a real estate appraiser dealing with like types of properties, to determine Fair Market Rental Value as herein defined. Each party shall pay the fees of the arbitrator selected by it, and if a third arbitrator is selected as provided above, each party shall pay one-half of the fees of said third arbitrator. The arbitrators shall advise the parties of their determination at least 30 days prior to the commencement of the applicable Extension Period. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of tenant’s obligation to pay rent based upon such Fair Market Rental Value, then Tenant shall pay fixed annual base rent and other charges under the Lease in respect of the Premises in the amounts which were applicable to the twelve (12) month period immediately prior to the applicable Extension Period until either the agreement of the parties as to the Fair Market Value designated by Landlord, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of fixed annual base rent and other charges to Landlord.

14. Condition of Remaining Premises. Tenant’s retaining possession of the Remaining Premises as of the Second Extension Term Commencement Date shall be conclusive evidence that the Remaining Premises were in good order and satisfactory condition when Tenant retained possession.

(a) Tenant retains the Reduced Premises in “as is” condition and acknowledges that no representation regarding the condition of the Remaining Premises or the Building has been made by or on behalf of Landlord or relied upon by Tenant.

(b) Notwithstanding the provisions of subsection (a) above, and subject to the cost sharing for the Studio (defined in subsection (c) below) as provided in said subsection (c), Landlord will recarpet, paint, and build a 22’ x 31’ break room with sink and 12’ linear feet of upper and lower base cabinets in the Remaining Premises utilizing Landlord’s building standard methods and materials. Landlord shall be responsible for the cost to demise the Relinquished Premises from the Remaining Premises. As part of its carpet installation, Landlord acknowledges that it shall be responsible for the cost to breakdown and reassemble the furniture systems within the Remaining Premises, including reconnection of all cabling and electrical systems. Landlord shall have access to the Premises to perform the construction contemplated by this Amendment from and after the date hereof.

(c) The parties acknowledge that the renovation of the Remaining Premises will include a new sound studio (the “Studio”) to be constructed by Landlord, subject to partial reimbursement of the costs thereof as provided herein. Tenant shall, at Tenant’s expense, hire a sound engineer reasonably satisfactory to Landlord to produce fully engineered drawings for the Studio, which shall be submitted to Landlord for approval pursuant to Section 9.01 of the Lease. Notwithstanding Section 21.25 of the Lease as added by Section 16 of this Amendment, Tenant shall not be required to reimburse Landlord for its costs in reviewing such plans. Landlord agrees to pay $35,000 toward the construction of a new Sound Studio. Tenant shall pay the cost of the Studio in excess of said amount after completion of the Studio and within twenty (20) days of receipt of an invoice for such costs.

15. Condition of Relinquished Premises. Tenant shall surrender the Relinquished Premises in accordance with Section 10.01 of the Lease, but in no event earlier than the Second Extension Term Commencement Date. The date that Tenant so surrenders the Relinquished Premises is referred to herein as the “Surrender Date.” Tenant hereby represents and covenants that nothing has been or shall be done or suffered whereby the Lease or the term or estate thereby granted or the Relinquished Premises or any part thereof, or any alterations, decorations, installation, additions or improvement in and to the Relinquished Premises or any part thereof, have been or shall be encumbered in any way whatsoever, and that Tenant owns and shall own Tenant’s interest in the Lease to the Relinquished Premises and has and shall have good right to surrender the Relinquished Premises, and that no one other than Tenant has acquired or Shall acquire Tenant’s interest in the Relinquished Premises, or any part thereof, or in or to such alterations, decorations, installation, additions and/or improvements or any part thereof. Landlord and its agents and servants may immediately or at any time hereafter re-enter the Relinquished Premises, or any part thereof.

16.	Additional Provisions. The Lease is hereby amended by adding a new Section 21.24 and a new Section 21.25 as follows:

“Section 21.24: Financial Statements.

If Tenant’s financial statements are not then publicly available, within ten (10) days after Landlord has made a written request, Tenant agrees to deliver to Landlord a complete financial statement certified by an independent certified public accounting firm. Tenant agrees to maintain accounting controls and books of account, in form adequate for auditing purposes, in accordance with generally accepted accounting principles consistently applied.”

“Section 21.25: Approvals.

Tenant shall reimburse Landlord, as Additional Rent, promptly on demand, and in all events within thirty (30) days of notice of demand for all reasonable out-of-pocket expenses, including but not limited to legal, engineering or other professional services or expenses incurred by Landlord in connection with any request(s) by Tenant for consents or approvals hereunder. Landlord agrees to furnish Tenant with copies of invoices and other reasonable evidence of such expenses.”

17. Brokerage Commissions. Tenant and Landlord each represent to the other party that other than Trammell Crow Company and CRESA Partners (collectively, “Brokers”),(i) neither party has dealt with any real estate broker, salesperson or finder in connection with this Amendment, (ii) no other such person initiated or participated in the negotiation of this Amendment and (iii) no such person is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses including attorneys’ fees) arising from any claim for a fee or commission made by any broker other than Brokers claiming to have acted by or on behalf of Tenant in connection with this Amendment.

18. Ratification; Binding Effect. Except as hereby amended, the Lease and all covenants, agreements, terms and conditions thereof shall continue in full force and effect, subject to the terms and provisions thereof and hereof, and is ratified and confirmed by the parties hereto. This Amendment (i) shall be governed, construed, and enforced under the laws of the Commonwealth of Massachusetts, (ii) contains the entire understanding of the parties with respect to the provisions of the Lease amended hereby, (iii) may not be modified except by a writing signed by both parties and (iv) and shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

19. Conflict. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

20. Recitals. The recitals to this Amendment and the facts set forth therein and each writing referred to herein as being annexed hereto as an exhibit or otherwise designated herein as an exhibit hereto are hereby incorporated herein by reference.

21. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original agreement and all of which when taken together shall be deemed to be one and the same agreement.

Executed under seal as of the day and year first above written.

LANDLORD:

492 OCP LLC

By:	Maric OCP, LLC, its Manager

By:	/s/ Mark H. Rubin
Mark H. Rubin,
its Manager

TENANT:

LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ Stephen J. Lifshatz
Stephen J. Lifshatz
Senior Vice President and Chief Financial Officer

Lease Exhibit A

Schematic